September 7, 2012

Mr. Robert O’Malley

5434 E. Lincoln Drive #19

Paradise Valley, AZ 85253

Dear Bob:

It is our pleasure to formally extend to you this offer of employment with SED International. We firmly believe that with your help we can reverse recent negative financial trends experienced by SED and can build a mutually productive and lucrative relationship.

This offer is for full time employment at our Atlanta offices as the President and Chief Executive Officer of SED on the following terms:

•	Annual base salary of $350,000;

•	A bonus plan allowing you to earn an annual bonus of up to 100% of your base salary in any fiscal year (determined on a proportional basis in the first partial year of employment ending June 30, 2013) and payable based on the achievement of specific performance criteria;

•	An equity stake in SED as follows:
▪	Stock options to purchase 100,000 shares of Common Stock , exercisable at a price per share equal to the fair market value of a share of stock on the date of grant (the first day of employment) and becoming exercisable for 1/3 of the shares, an additional1/3 of the shares and finally the balance of the shares on achievement of specific performance criteria;
▪	A grant of 100,000 shares of restricted Common Stock which will vest based on the achievement of specific performance criteria;

•	The performance criteria for purposes of your bonus, the exercise of each option tranche and the vesting of increments of restricted stock will be based on the achievement of specified net income per share targets in excess of that achieved in fiscal 2012 and the achievement of specified return on invested capital targets ranging from an ROIC of 10% to an ROIC of 20%, which targets will be developed in consultation with you as soon as practicable after you complete your first 30 days of employment.

•	A signing/relocation bonus of $75,000, payable on or before October 31, 2012, one half for relocation costs and expenses and one half as a signing bonus;

•	You will develop a succession plan, acceptable to the Board of SED within the first twelve months of employment. This plan will include the identification and potential recruitment of several successors. It is the goal of the board that the next CEO be an internal promotion. The planned transition to a new CEO should begin not less than six months prior to June 30, 2015;

•	Commencement date of employment – October 15, 2012;

•	Term of employment – Three years from the commencement date, unless extended by the mutual consent of the parties;

•	Severance -- A lump sum payment if dismissed other than for cause during the term, equal to the lesser of 12- months base salary or base salary for the balance of the term

•	You will be eligible to participate in all employee benefits programs. Information on these programs is enclosed.

SED and its Board of Directors are prepared to provide you with all of the tools, resources and assistance necessary for you to be an effective leader of the SED team. It is our mutual hope and expectation that a significant turn-around in SED’s business and prospects will be effected during the next three years and that agreed upon turn-around targets will be achieved beginning this year. It is also our intent and my expectation that you will be offered a seat on SED’s Board of Directors.

If these terms are acceptable please print this document and sign below to acknowledge the acceptance of this offer. This agreement may be signed in counterparts and electronic signatures are binding. Please fax the signed letter to Steve Zelnick at 212-838-9190.

Very truly yours

/s/ Samuel A. Kidston

Samuel A. Kidston

Chairman

Acknowledgement of Acceptance: /s/Robert G. O’Malley

Signature Date:                     9-15-2012